A special meeting of shareholders was held on March 8, 2017. The results of votes taken among shareholders on the proposals before them are reported below. Each vote reported represents one dollar of net asset value held on the record date for the meeting.

PROPOSAL 1
To elect a Board of Trustees.

# of Votes	% of Votes

Donald F. Donahue

Affirmative	4,251,161,311.78	96.580
Withheld	150,560,345.58	3.420
TOTAL	4,401,721,657.36	100.000

Brian B. Hogan

Affirmative	4,241,813,790.79	96.368
Withheld	159,907,866.57	3.632
TOTAL	4,401,721,657.36	100.000

David A. Rosow

Affirmative	4,227,521,324.31	96.043
Withheld	174,200,333.05	3.957
TOTAL	4,401,721,657.36	100.000

Garnett A. Smith

Affirmative	4,247,477,480.79	96.496
Withheld	154,244,176.57	3.504
TOTAL	4,401,721,657.36	100.000

Carol B. Tomé

Affirmative	4,260,535,339.06	96.793
Withheld	141,186,318.30	3.207
TOTAL	4,401,721,657.36	100.000

Michael E. Wiley

Affirmative	4,245,954,069.99	96.462
Withheld	155,767,587.37	3.538
TOTAL	4,401,721,657.36	100.000

PROPOSAL 2A
To approve an amended and restated management contract between Fidelity® Small Cap Enhanced Index Fund and FMRC.

	# of Votes	% of Votes
Affirmative	640,742,456.45	91.264
Against	21,590,086.28	3.075
Abstain	23,445,280.46	3.339
Broker Non-Vote	16,302,519.75	2.322
TOTAL	702,080,342.94	100.000

PROPOSAL 2B
To terminate the expense contract between Fidelity ® Small Cap Enhanced Index Fund and FMRC.

	# of Votes	% of Votes
Affirmative	642,407,548.92	91.501
Against	15,602,582.20	2.222
Abstain	27,767,692.07	3.955
Broker Non-Vote	16,302,519.75	2.322
TOTAL	702,080,342.94	100.000

A special meeting of shareholders was held on December 8, 2017. The results of votes taken among shareholders on the proposal before them are reported below. Each vote reported represents one dollar of net asset value held on the record date for the meeting.

PROPOSAL 1
To elect a Board of Trustees.

# of Votes	% of Votes

James C. Curvey

Affirmative	5,014,365,315.80	94.427
Withheld	295,993,797.41	5.573
TOTAL	5,310,359,113.21	100.000

Dennis J. Dirks

Affirmative	5,052,634,760.68	95.147
Withheld	257,724,352.53	4.853
TOTAL	5,310,359,113.21	100.000

Donald F. Donahue

Affirmative	5,064,743,894.68	95.375
Withheld	245,615,218.53	4.625
TOTAL	5,310,359,113.21	100.000

Alan J. Lacy

Affirmative	5,056,278,999.15	95.216
Withheld	254,080,114.06	4.784
TOTAL	5,310,359,113.21	100.00

Ned C. Lautenbach

Affirmative	5,025,209,677.81	94.631
Withheld	285,149,435.40	5.369
TOTAL	5,310,359,113.21	100.000

Joseph Mauriello

Affirmative	5,039,532,996.03	94.901
Withheld	270,826,117.18	5.099
TOTAL	5,310,359,113.21	100.000

Charles S. Morrison

Affirmative	5,069,032,147.39	95.456
Withheld	241,326,965.82	4.544
TOTAL	5,310,359,113.21	100.000

Cornelia M. Small

Affirmative	5,038,003,098.83	94.872
Withheld	272,356,014.38	5.128
TOTAL	5,310,359,113.21	100.000

Garnett A. Smith

Affirmative	5,045,917,150.32	95.021
Withheld	264,441,962.89	4.979
TOTAL	5,310,359,113.21	100.000

David M. Thomas

Affirmative	5,054,154,708.47	95.176
Withheld	256,204,404.74	4.824
TOTAL	5,310,359,113.21	100.000

Michael E. Wiley

Affirmative	5,063,571,773.15	95.353
Withheld	246,787,340.06	4.647
TOTAL	5,310,359,113.21	100.000

Proposal 1 reflects trust wide proposal and voting results.